Exhibit 4.1
AMENDMENT
TO
RIGHTS AGREEMENT
     This Amendment to Rights Agreement (this “Amendment”) between Selectica, Inc., a Delaware corporation (the “Company”), and U.S. Stock Transfer Corporation, as Rights Agent (the “Rights Agent”), is effective this 17th day of November, 2008.
W I T N E S S E T H:
     WHEREAS, on February 4, 2003, the Company and the Rights Agent entered into that certain Rights Agreement between the Company and the Rights Agent (the “Rights Agreement”);
     WHEREAS, the Company desires to amend the Rights Agreement pursuant to Section 27 thereof; and
     WHEREAS, as of the date hereof, the Rights (as defined in the Rights Agreement) are not redeemable under the Rights Agreement, and the Company has satisfied all requirements to effect an amendment to the Rights Agreement.
     NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein set forth, the parties hereto agree as follows:
     Section 1. Amendments. (a) Section 1 of the Rights Agreement is hereby amended and restated to read as follows:
     “Section 1. Certain Definitions. For purposes of this Agreement, the following terms have the meaning indicated:
     (a) “Acquiring Person” shall mean any Person (other than the Company, any Related Person or any Exempt Person) that has become, in itself or, together with all Affiliates and Associates of such Person, the Beneficial Owner of 4.99% or more of the shares of Common Stock then outstanding; provided, however, that any Person who would otherwise qualify as an Acquiring Person as of the Close of Business on November 17, 2008 will not be deemed to be an Acquiring Person for any purpose of this Agreement on and after such date unless and until such time as such Person acquires beneficial ownership of additional shares of Common Stock representing one-half of one percent (.5%) or more of the shares of Common Stock then outstanding (provided, that such Person will be deemed to be an Acquiring Person if, upon acquiring beneficial ownership of such additional shares of Common Stock, such Person is the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding), unless, upon becoming the Beneficial Owner of such additional shares of Common Stock, such Person is not then the Beneficial Owner of 4.99% or more of the shares of Common Stock then outstanding; provided, further, that a Person will not be deemed to have become an Acquiring Person solely as a result of (i) a reduction in the number of shares of Common Stock outstanding, (ii) the exercise of any options, warrants, rights or similar interests (including restricted stock) granted by the Company to its directors, officers and employees, (iii) any unilateral grant of any security by the Company, or (iv) an Exempt Transaction, unless and until such time as such Person acquires the beneficial ownership of one additional share of Common Stock. Notwithstanding the foregoing, if the Board of Directors determines in good faith that a Person who would otherwise be an “Acquiring Person” as defined pursuant to the foregoing provisions of this Section 1(a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an “Acquiring Person” as defined pursuant to the foregoing provisions of this Section 1(a), then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement.
     (b) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof, and to the extent not included within the foregoing clause of this Section 1(b), shall also include, with respect to any Person, any other Person (whether or not a Related Person or an Exempt Person) whose shares of Common Stock would be deemed constructively owned by such first Person, owned by a single “entity” as defined in Section 1.382-3(a)(1) of the Treasury Regulations, or otherwise aggregated with shares owned by such first Person pursuant to the provisions of the Code, or any successor provision or replacement provision, and the Treasury Regulations thereunder, provided, however, that a Person shall not be deemed to be the Affiliate or Associate of another Person solely because either or both Persons are or were directors of the Company.
     (c) “Agreement” shall have the meaning ascribed thereto in the preamble to this Agreement, and such term shall include all amendments to this Agreement.
     (d) A Person shall be deemed the “Beneficial Owner” of, and to “beneficially own” any securities:
     (i) which such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) (including any purchase orders for shares of Common Stock initiated prior to the first public announcement of the Amendment, dated November 17, 2008, of this Agreement) or upon the exercise of conversion rights, exchange rights, warrants, options, or other rights (in each case, other than upon exercise or exchange of the Rights); provided, however, that a Person shall not be deemed the “Beneficial Owner” of, or to “beneficially own” securities (including rights, options or warrants) which are convertible or exchangeable into Common Stock until such time as the convertible or exchangeable securities are exercised and converted or exchanged into Common Stock except to the extent the acquisition or transfer of such rights, options or warrants would be treated as exercised on the date of its acquisition or transfer under Section 1.382-4(d) of the Treasury Regulations; provided, further, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange;
     (ii) which such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has or shares the right to vote or dispose of, or has “beneficial ownership” of (as defined under Rule 13d-3 of the General Rules and Regulations under the Exchange Act), including pursuant to any agreement, arrangement or understanding (whether or not in writing), but only if the effect of such agreement, arrangement or understanding is to treat such Persons as an “entity” under Section 1.382-3(a)(1) of the Treasury Regulations; or
     (iii) of which any other Person is the Beneficial Owner, if such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding (whether or not in writing) with such other Person (or any of such other Person’s Affiliates or Associates) with respect to acquiring, holding, voting or disposing of any securities of the Company, but only if the effect of such agreement, arrangement or understanding is to treat such Persons as an “entity” under Section 1.382-3(a)(1) of the Treasury Regulations; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security (A) if such Person has the right to vote such security pursuant to an agreement, arrangement or understanding (whether or not in writing) which (1) arises solely from a revocable proxy given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations of the Exchange Act and (2) is not also then reportable on Schedule 13D or Schedule 13G under the Exchange Act (or any comparable or successor report), or (B) if such beneficial ownership arises solely as a result of such Person’s status as a “clearing agency,” as defined in Section 3(a)(23) of the Exchange Act; provided, further, that nothing in this Section 1(d) shall cause a Person engaged in business as an underwriter of securities or member of a selling to group to be the Beneficial Owner of, or to beneficially own, any securities acquired through such Person’s participation in good faith in an underwriting syndicate until the expiration of 40 calendar days after the date of such acquisition, or such later date as the directors of the Company may determine in any specific case. Notwithstanding anything herein to the contrary, to the extent not within the foregoing provisions of this Section 1(d), a Person shall be deemed the Beneficial Owner of, and shall be deemed to beneficially own or have beneficial ownership of, securities which such Person would be deemed to constructively own or which otherwise would be aggregated with shares owned by such pursuant to Section 382 of the Code, or any successor provision or replacement provision and the Treasury Regulations thereunder.
     (e) “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of California or the city in which the principal office of the Rights Agent is located are authorized or obligated by law or executive order to close.
     (f) “Close of Business” on any given date shall mean 5:00 p.m., New York time, on such date; provided, however, that if such date is not a Business Day it shall mean 5:00 p.m., New York time, on the next succeeding Business Day.
     (g) “Code” shall mean the Internal Revenue Code of 1986, as amended.
     (h) “Common Stock” when used with reference to the Company shall mean the Common Stock, presently par value $.0001 per share, of the Company. “Common Stock” when used with reference to any Person other than the Company shall mean the common stock (or, in the case of an unincorporated entity, the equivalent equity interest) with the greatest voting power of such other Person or, if such other Person is a Subsidiary of another Person, the Person or Persons which ultimately control such first-mentioned Person.
     (i) “Common Stock Equivalents” shall have the meaning set forth in Section 11(a)(iii) hereof.
     (j) “Current Value” shall have the meaning set forth in Section 11(a)(iii) hereof.
     (k) “Distribution Date” shall have the meaning set forth in Section 3 hereof.
     (l) “Equivalent Preferred Shares” shall have the meaning set forth in Section 11(b) hereof.
     (m) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     (n) “Exempt Person” shall mean a Person whose Beneficial Ownership (together with all Affiliates and Associates of such Person) of 4.99% or more of the then-outstanding Common Stock will not, as determined by the Board of Directors in its sole discretion, jeopardize or endanger the availability to the Company of the NOLs; provided, however, that such a Person will cease to be an

“Exempt Person” if the Board of Directors makes a contrary determination with respect to the effect of such Person’s Beneficial Ownership (together with all Affiliates and Associates of such Person) upon the availability to the Company of its NOLs.
     (o) “Exempt Transaction” shall mean any transaction that the Board of Directors determines, in its sole discretion, is exempt, which determination shall be irrevocable.
     (p) “Exchange Ratio” shall have the meaning set forth in Section 24 hereof.
     (q) “Expiration Date” shall have the meaning set forth in Section 7 hereof.
     (r) “Final Expiration Date” shall have the meaning set forth in Section 7 hereof.
     (s) “Flip-In Event” shall have the meaning set forth in Section 11(a)(ii) hereof.
     (t) “NASDAQ” shall mean The Nasdaq Stock Market.
     (u) “NOLs” shall mean the Company’s net operating loss carryforwards.
     (v) “NYSE” shall mean the New York Stock Exchange.
     (w) “Person” shall mean any individual, firm, corporation, partnership, limited liability company, limited liability partnership, trust or other legal entity, group of persons making a “coordinated acquisition” of shares or otherwise treated as an entity within the meaning of Section 1.382-3(a)(1) of the Treasury Regulations or otherwise, and includes any successor (by merger or otherwise) of such individual or entity.
     (x) “Preferred Stock” shall mean the Series A Junior Participating Preferred Stock, par value $.0001 per share, of the Company having the rights and preferences set forth in the Form of Certificate of Designation attached to this Agreement as Exhibit A.
     (y) “Principal Party” shall have the meaning set forth in Section 13(b) hereof.
     (z) “Purchase Price” shall have the meaning set forth in Section 7(b) hereof.

     (aa) “Redemption Date” shall have the meaning set forth in Section 7 hereof.
     (bb) “Redemption Price” shall have the meaning set forth in Section 23 hereof.
     (cc) “Related Person” shall mean (i) any Subsidiary of the Company or (ii) any employee benefit or stock ownership plan of the Company or of any Subsidiary of the Company or any entity holding shares of Common Stock for or pursuant to the terms of any such plan
     (dd) “Right Certificate” shall have the meaning set forth in Section 3 hereof.
     (ee) “Securities Act” shall mean the Securities Act of 1933, as amended.
     (ff) “Section 11(a)(ii) Trigger Date” shall have the meaning set forth in Section 11(a)(iii) hereof.
     (gg) “Spread” shall have the meaning set forth in Section 11(a)(iii) hereof.
     (hh) “Stock Acquisition Date” shall mean the first date of public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 13(d) of the Exchange Act) by the Company or an Acquiring Person that an Acquiring Person has become such, or such earlier date as a majority of the Board of Directors of the Company shall become aware of the existence of an Acquiring Person.
     (ii) “Subsidiary” of any Person shall mean any corporation or other entity of which securities or other ownership interests having ordinary voting power sufficient to elect a majority of the board of directors or other persons performing similar functions are beneficially owned, directly or indirectly, by such Person, and any corporation or other entity that is otherwise controlled by such Person.
     (jj) “Substitution Period” shall have the meaning set forth in Section 11(a)(iii) hereof.
     (kk) “Summary of Rights” shall have the meaning set forth in Section 3 hereof.
     (ll) “Trading Day” shall have the meaning set forth in Section 11(d)(i) hereof.

     (mm) “Treasury Regulations” shall mean final, temporary and proposed income tax regulations promulgated under the Code, including any amendments thereto.”
     (b) The first sentence of Section 3(a) of the Rights Agreement is hereby amended to read as follows:
“Until the earlier of (i) the Close of Business on the tenth Business Day after the Stock Acquisition Date or (ii) the Close of Business on the tenth Business Day (or, unless the Distribution Date shall have previously occurred, such later date as may be specified by the Board of Directors of the Company) after the commencement of a tender or exchange offer by any Person (other than the Company, any Related Person or any Exempt Person), if upon the consummation thereof such Person would be the Beneficial Owner of 4.99% or more of the then-outstanding Common Stock (the earlier of such dates being referred to as the “Distribution Date”), (x) the Rights will be evidenced (subject to the provisions of Section 3(b) hereof) by the certificates for Common Stock registered in the names of the holders thereof and not by separate Right Certificates, and (y) the Rights will be transferable only in connection with the transfer of Common Stock.”
     (c) Section 9(b) of the Rights Agreement is hereby amended and restated to read as follows:
     “(b) So long as the shares of Preferred Stock issuable upon the exercise of Rights may be listed or admitted to trading on any national securities exchange, the Company shall use its best efforts to cause, from and after such time as the Rights become exercisable, all shares reserved for such issuance to be listed or admitted to trading on such exchange upon official notice of issuance upon such exercise.”
     (d) The penultimate sentence of Section 11(d)(i) of the Rights Agreement is hereby amended to read as follows:
“The closing price for each day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported by the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or NASDAQ or, if the Security is not listed or admitted to trading on the NYSE or NASDAQ, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Security is listed or admitted to trading or, if not listed on a national securities exchange, the last quoted price or, if not so quoted, the average of the high and low asked prices in the over-the-counter market as reported by any system then in use, or, if not so quoted, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Security selected by the Board of Directors of the Company.”

     (e) Section 13(c)(ii) of the Rights Agreement is hereby amended and restated to read as follows:
     “(ii) use its best efforts, if the Common Stock of the Principal Party shall be listed or admitted to trading on the NYSE, NASDAQ or on another national securities exchange, to list or admit to trading (or continue the listing of) the Rights and the securities purchasable upon exercise of the Rights on the NYSE, NASDAQ or such securities exchange, or, if the Common Stock of the Principal Party shall not be listed or admitted to trading on the NYSE, NASDAQ or a national securities exchange, to cause the Rights and the securities receivable upon exercise of the Rights to be authorized for quotation on any system then in use;”
     (f) The penultimate sentence of Section 14(a) of the Rights Agreement is hereby amended to read as follows:
“The closing price for any day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or NASDAQ, if the Rights are not listed or admitted to trading on the NYSE or NASDAQ, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Rights are listed or admitted to trading or, if the Rights are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by such system then in use or, if on any such date the Rights are not so quoted, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Rights selected by the Board of Directors of the Company.”
     Section 2. Effect of this Amendment. It is the intent of the parties hereto that this Amendment constitutes an amendment of the Rights Agreement as contemplated by Section 27 thereof. This Amendment shall be deemed effective as of the date hereof upon execution and delivery by the Board as if executed by both parties hereto on such date. Except as expressly provided in this Amendment, the terms of the Rights Agreement remain in full force and effect. Unless the context clearly provides otherwise, any reference to this “Agreement” or the “Rights Agreement” shall be deemed to be a reference to the Rights Agreement as amended hereby.
     Section 3. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.
     Section 4. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.
     Section 5. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     Section 6. Descriptive Headings. The captions herein are included for convenience of reference only, do not constitute a part of this Amendment and shall be ignored in the construction and interpretation hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

SELECTICA, INC.

By:	/s/ Richard Heaps
Name: Richard Heaps
Title: CFO and General Counsel

U.S. STOCK TRANSFER CORPORATION

By:
Name:
Title: